ANNC Announces Increase of Orders and Customers in 2011

ZHENGZHOU, China, Jan. 12, 2012 /PRNewswire-Asia/ -- ANNEC GREEN REFRACTORIES CORPORATION (OTCBB: ANNC.OB - News), one of leading refractory enterprises in China, today announced an increase of orders and customers in 2011.

In 2011, Zhengzhou Annec Industrial Co., Ltd. ("Zhengzhou Annec"), a wholly-owned subsidiary of the Company, signed a total of 54 contracts in 2011. These contracts amounted to approximately RMB580 million, and included contracts with China Metallurgical Capital Engineering Co., Ltd. valued at approximately RMB136 million, Tianjin Rockcheck Steel Group Co., Ltd. valued at approximately RMB87 million, and Tangshan Rockcheck Steel Group Co., Ltd. valued at approximately RMB32 million. Of those contracts, there were 17 new customers with signed contracts valued at approximately RMB236 million.

Mr. Fuchao Li, Chairman of the Company, commented as follows: "With increasing customers and orders in 2011, we believe that we have a foundation for the sustainable development of Zhengzhou Annec in 2012. With continued growth, we believe we could generate more revenues and profit in 2012, which could provide a momentum for increasing our market value in the coming years."

About Annec Green Refractories Corporation

The Company indirectly controls through its subsidiaries, Zhengzhou Annec Industrial Co., Ltd., a PRC wholly-Foreign Owned Enterprise, which is engaged in the business of design, manufacturing and selling of medium and high level refractory materials for top combustion type, internal combustion type, and external combustion type hot blast stoves, and through the Company's variable interest entity, Annec (Beijing) Engineering Technology Co., Ltd., a PRC limited company, the Company provides turnkey service for large hot blast stove projects, integrating the structural design, equipment purchase, construction, refractory production/sale and after-sale service of hot blast stoves.

Forward-Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Further the forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). The Company does not assume a duty to update these forward-looking statements.

Media Contact:

Jacqueline Zhang
Tel: +86-371-6999-9012
Mobile: +86-187-0111-7213
Email: annecyolanda@annec.com.cn